Exhibit 99.1

NPS Pharmaceuticals and Nycomed Announce Licensing Agreement for GATTEX(TM) in Territories Outside North America

PARSIPPANY, N.J. and ZURICH, Switzerland, Sept. 26 /PRNewswire-FirstCall/ — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) and Nycomed announced today that they have entered into a definitive agreement which licenses to Nycomed the rights to develop and commercialize GATTEX(TM) (teduglutide) outside the United States, Canada and Mexico for the treatment of gastrointestinal disorders. NPS will retain the right to develop and commercialize GATTEX in North America.

Under the terms of the agreement, NPS has the potential to earn up to $185 million plus royalties. As an upfront payment, NPS will receive from Nycomed $35 million: a $10 million nonrefundable commitment fee upon signing the agreement and $25 million within two weeks following the announcement of topline results from the recently completed Phase 3 study of GATTEX in patients with short bowel syndrome (SBS), which is expected early in the fourth quarter of 2007. Nycomed has the right to end the collaboration within two weeks of the announcement of these results and forego the $25 million payment.

In addition, NPS has the potential to earn more than $150 million in payments related to the attainment of certain regulatory milestones for the SBS indication, the successful development of new indications and the achievement of sales-based milestones. Additionally, the agreement provides for double-digit royalties on GATTEX sales in the Nycomed territories. NPS will complete the current GATTEX clinical program in short bowel syndrome and Nycomed will share future development costs 50:50 with NPS to advance and broaden the indications for GATTEX.

A potential first-in-class drug, GATTEX is a proprietary analog of naturally occurring human glucagon-like peptide 2 (GLP-2), a peptide secreted primarily in the distal intestine and involved in the regeneration and repair of the intestinal epithelium. A previous Phase 2 proof-of-concept clinical study in patients with SBS showed that daily subcutaneous injections of GATTEX resulted in significant growth of the intestinal lining and improved dietary absorption of nutrients and fluids. Once the company has completed its analysis of data from the Phase 3 SBS study, it expects to pursue a pre-NDA meeting with the U.S. Food and Drug Administration to discuss its potential plan for submitting a New Drug Application in mid-2008. NPS is also pursuing development of GATTEX as a possible treatment for chemotherapy-induced gastrointestinal mucositis in cancer patients and necrotizing enterocolitis in preterm infants.

NPS president and CEO Dr. Tony Coles stated, “This agreement expands our relationship with Nycomed and brings us an important strategic partner for GATTEX outside North America. The collaboration provides us with a partner that will help us pursue a full development program for GATTEX worldwide, not only in SBS, but potentially in other indications, as well. We welcome this opportunity to collaborate with Nycomed to advance GATTEX in these key territories and look forward to our work together on realizing the full potential of this unique compound.”

Nycomed CEO Hakan Bjorklund stated, “We believe GATTEX has the potential to be an important new therapy for serious gastrointestinal conditions. We are excited to add GATTEX to our product pipeline, as it perfectly matches our development and marketing capabilities in the gastroenterology field. We look forward to developing GATTEX as a partner of NPS.”

Nycomed markets Preotact(R) (parathyroid hormone for injection) in the European Union under license from NPS and has rights to commercialize the drug in all territories outside the United States, Japan and Israel. Preotact is the European brand name for PREOS(R) which NPS licensed to Nycomed in 2004 for development and marketing in Europe as a treatment for osteoporosis in postmenopausal women.

About NPS

NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

About Nycomed

Nycomed is a pharmaceutical company that provides medicines for hospitals, specialists and general practitioners, as well as over-the-counter medicines in selected markets. The company is active within a range of therapeutic areas, including cardiology, gastroenterology, osteoporosis, respiratory, pain and tissue management. New products are sourced both from own research and from external partners.

Operating throughout Europe and in fast-growing markets such as Latin America, Russia/CIS and the Asia-Pacific region, Nycomed has a presence in about 50 markets worldwide. Privately owned, the combined group had annual sales of approximately euro 3.4 billion and an EBITDA of euro 933.4 million (2006 results). For more information visit http://www.nycomed.com

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All information in this press release is as of September 26, 2007 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter-ended June 30, 2007.